                                                                    EXHIBIT 14.1

                          TAL INTERNATIONAL GROUP, INC.

                                 Code of Ethics

INTRODUCTION

This Code of Ethics (the "Code") establishes the ethical standards applicable to all Directors, Officers and employees of TAL International Group, Inc. and its subsidiaries (collectively, the "Company"). The Code is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of any actual or perceived conflict of interest, compliance with applicable governmental laws, rules and regulations and to provide reasonable assurance that internal control weaknesses are promptly reported. This Code was adopted effective March 31, 2006 and may be amended only by the affirmative vote of the
Board of Directors (the "Board").

ETHICAL STANDARDS

The Company demands that its Directors, Officers and employees exhibit honest and ethical behavior, avoid any actual or perceived conflicts of interest, comply with all applicable governmental laws, rules and regulations and cause the preparation and disclosure of timely and accurate financial reporting.

o    The Company's customers must be able to count on the Company's integrity;
     therefore, we must (1) honor commitments to customers, (2) treat all customers in a fair and respectful manner, and (3) provide services and products that represent good value.

o    The Company's fundamental obligation to stockholders is to create value through individual effort and teamwork and by competing honestly and fairly. The Company is also obligated to keep our stockholders and the investment community informed of our performance in an accurate and timely manner and in compliance with applicable laws.

o    Individuals who conduct the affairs of the Company shall at all times place the Company's interests above their own private interests, and that all
     Directors, Officers, and employees of Company and members of their immediate families, avoid both the fact and appearance of conflicting interests.

o    Corporate assets must be used for legal purposes only. International and domestic dealings should be conducted in such a manner as not to violate the Foreign Corrupt Practices Act and to be in compliance with the letter and the spirit of the Laws and Regulations of any jurisdiction that the
     Company operates within.

o    Some of what we learn on the job is "proprietary information" that is the exclusive property of the Company. For competitive reasons, to protect customer or employee privacy or for other appropriate reasons, such information must be kept confidential.

o    Other information we may learn at work could fall into the category of what is called "inside information", such as material, non-public information on
     Company sales, earnings, acquisition or divestiture plans, new products or other major developments. There are specific laws that govern how the
     Company announces such results and developments and which limit sharing that information before it is publicly disclosed. We are also prohibited by law from buying or selling, or suggesting that others buy or sell Company stock or public debentures while we are in possession of "insider information".

REPORTING POLICY VIOLATIONS AND COMPLAINTS OF RETALIATION

Any employee who has knowledge of a violation shall immediately report it to the
General Counsel, Human Resource Executive, Internal Audit Director, Chief
Financial Officer or Company management as deemed appropriate.

The Company has an obligation to investigate complaints of ethical violations and complaints of retaliation. The Company cannot comply with any request to do nothing, or disregard such allegations. If you become aware of an individual that believes he or she has witnessed conduct that violates the Code, you must advise that individual to report the violation.

No retribution against any individual, who reports violations of this Code in good faith, will be permitted. Whatever action is taken as a result of the investigation will be communicated to the individual who made the complaint. If after investigating any complaint of unethical behavior, the Company determines the complaint was not made in good faith; disciplinary action may be taken against the individual who initiated the complaint.

ENFORCEMENT

Company management is responsible for enforcement of and compliance with this policy, including distribution to ensure employee awareness, knowledge and compliance. Selected employees will periodically be required to certify within the Company's annual "Conflict of Interest" survey (a) their compliance with the
Code; and (b) that any violations of the Code, which the employee has any knowledge, has been brought to the attention of Company management. When appropriate, new employees should receive a copy of this policy and certify that they have read and understood it.

Any person violating this policy will be subject to appropriate disciplinary action, including the possibility of termination of employment.

WAIVERS

Requests for waivers of this Code shall be submitted to the General Counsel who shall be responsible for determining whether to grant a waiver, provided that any waiver request by a director of officer may be approved only by the Board of
Directors. The Company shall disclose any waiver request granted by the Board in its next periodic report to the Securities and Exchange Commission.